                                     (h)(72)

           Shareholder Servicing Agreement dated as of August 1, 2002 between Brown Brothers Harriman & Co., One Group Mutual Funds
                  and Banc One Investment Advisors Corporation.

                         SHAREHOLDER SERVICING AGREEMENT

THIS AGREEMENT, dated as of August 1, 2002, among ONE GROUP DEALER SERVICES, INC., a corporation organized under the laws of the State of Delaware whose principal office is located at 1111 Polaris Parkway, Columbus, Ohio 43271 (the Company), BANC ONE INVESTMENT ADVISORS CORPORATION, a corporation organized under the laws of the State of Ohio whose principal office is located at 1111 Polaris Parkway, Columbus, Ohio 43271 (Banc One), and BROWN BROTHERS HARRIMAN & CO., a private bank organized as a limited partnership under the laws of the State of New York, having an office at 59 Wall Street, New York, New York 10005 (BBH&Co.)

                              W I T N E S S E T H:

WHEREAS, the Company serves as distributor for certain investment companies (each a Fund and collectively, the Funds);

WHEREAS, Banc One serves as investment advisor for the Funds;

WHEREAS, BBH&Co. serves as custodian for certain of its institutional clients who from time to time invest in Funds (each a Customer and collectively, the Customers);

WHEREAS, the Company wishes to appoint and compensate BBH&Co. to act as Instruction (as hereinafter defined in Section 21) processing and shareholder servicing agent for Customers who may from time to time beneficially own Shares (as hereinafter defined in Section 2) in Funds, and BBH&Co. is willing to accept such employment, subject to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company and BBH&Co. hereby agree, as follows:

1. APPOINTMENT OF BBH&CO. The Company hereby appoints BBH&Co. as non-exclusive Instruction processing and shareholder servicing agent in the United States of America on behalf of the Funds listed on Appendix A attached hereto as may be amended from time to time. BBH&Co. hereby accepts such appointment subject to terms and conditions set forth in this Agreement. The duties of BBH&Co. with respect to such Instruction processing and shareholder services are generally comprised of shareholder account maintenance and various administrative duties.

2. INSTRUCTION AND ORDER PROCESSING. BBH&Co. has been appointed custodian for its Customers' investments. In accordance with the terms and conditions of said appointment and for purposes of this Agreement, BBH&Co. shall act solely upon Instructions from Customers and shall not maintain an inventory of Shares of a Fund (each a Share and collectively, the Shares). Instructions received by BBH&Co. shall be promptly processed by BBH&Co. and communicated to the Company (each an Order and collectively, the Orders). The Company is authorized to accept and rely on Orders and written instructions reasonably believed by it to be genuine and which have been executed and authenticated by an authorized person (each an Authorized Person and collectively, Authorized Persons) on behalf of BBH&Co. as provided in Appendix B hereto. Orders shall be accepted by the Company only at the offering price applicable to each Order as described in the Fund's Prospectus or Offering Circular. All Orders placed by BBH&Co. are subject to acceptance by the Company and the Company reserves the right in its sole discretion to reject any Order. Purchases of Shares will be settled only if payment in full has been delivered to the Company in accordance with the terms of the Fund's Prospectus or Offering Circular. If payment has not been received in a timely matter as described in the Fund's Prospectus or Offering Circular, the Order may be cancelled by the Company. If an Order is cancelled or rejected by the Company for any reason other than non-payment, the Company will promptly notify BBH&Co.

3. ACCOUNTS. The Company will direct the transfer agent of each Fund (the Transfer Agent) to establish accounts in the name of BBH&Co. or its nominee as BBH&Co. and the Company shall agree from time to time (each a Share Account and collectively, the Share Accounts).

4. NETTING OF PURCHASES, TRANSFERS AND REDEMPTIONS OF SHARES. All Orders submitted by BBH&Co. and received by the Company on any Business Day shall be netted by the Company and the Transfer Agent in accordance with Appendix C hereto.

5. PAYMENT OF DIVIDENDS. On the first Business Day of each month, the Company will instruct the Transfer Agent to credit Share Accounts in the form of additional Shares or in the form of cash, each in the amount of dividends paid in respect of Shares held in respective Share Accounts during the prior month.

6. REDEMPTION BY BBH&CO. The Company agrees to comply with any Order of BBH&Co. to redeem some or all of the Shares in the Share Accounts on any Business Day. Proceeds of any such redemption by BBH&Co. shall be paid to BBH&Co. in immediately available funds to any bank account of BBH&Co. identified in such redemption Order, and shall (to the extent practical) be paid promptly following receipt of such redemption Order; provided, however, that if such redemption order is received after 5 p.m. (Eastern Time) on any Business Day, payment shall (to the extent practical) be made to BBH&Co.'s designated bank account promptly upon the Funds' opening on the following Business Day.

7. SHAREHOLDER SERVICES. At all times during the term of this Agreement, BBH&Co. shall act through a nominee as record holder of Shares for its Customers, who are or may become beneficial owners of such Shares. BBH&Co. agrees to provide the following support services as appropriate to Customers who may from time to time beneficially own Shares in the Funds: (a) establish and maintain one or more segregated accounts or an omnibus account on behalf of its Customers on the books of a Fund; (b) pursuant to an Instruction from a Customer, establish and maintain on BBH&Co.'s books and records Safekeeping Account(s) (as hereinafter defined) relating to Customers who invest in Shares of Funds; (c) pursuant to an Instruction from a Customer, process purchase, exchange and redemption orders with respect to Shares; (d) process dividend and distribution payments declared on Shares of the Funds by crediting customer cash accounts maintained by BBH&Co. in accordance with the terms and conditions of the Custodian Agreement and issue related bank statements to Customers reflecting such credits; (e) provide periodic custody and transaction statements to each Customer showing beneficial ownership and transactions during the relevant period; (f) respond to Customer inquiries relating to the services performed by BBH&Co.; (g) provide subaccounting services with respect to Shares beneficially owned by Customers;
(h) promptly process, in accordance with its duties as custodian, such reports and proxy statements issued by the Funds or the Company; and (i) reconcile BBH&Co.'s books and records with those of a Fund.

8. NO PUBLIC OFFERS OR SOLICITATIONS. BBH&Co. shall only offer to sell Shares in any Fund by means of solicitation or advertising to current and prospective accredited institutional investors. BBH&Co. will not engage in any directed selling efforts to the general public. All Orders placed with the Company shall be in accordance with Customer Instructions.

9. SUPPORT OF BBH&CO. ACTIVITIES. The Company agrees on an ongoing basis, to provide requested aid and support to BBH&Co., in furtherance of its activities under this Agreement including without limitation:

          9.1 The Company shall provide BBH&Co. with all current, approved sales and marketing materials relating to the Funds including without limitation "Fund Fact Information"; and

          9.2 The Company shall provide BBH&Co. with current versions of the Funds' Prospectus or Offering Circular and all amendments thereto in hard copy and electronic form to enable BBH&Co. to post the same on its website, "Fund WorldView" or any other successor or BBH owned website. The Company hereby grants full and complete license to BBH&Co. to reproduce duplicate or otherwise copy all materials furnished by the Company relating to the Funds on Fund WorldView.

10. RESPONSIBILITY OF BBH&CO. AND THE COMPANY. In performing its duties and obligations hereunder, each party shall each exercise reasonable care. Subject to the specific provisions of this Section, neither party shall be liable to the other party for any direct damages incurred by such other party in consequence of the other party's negligence, bad faith or willful misconduct. In no event shall either party be liable to the other party hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement, even if such party has been advised of the possibility of such damages.

11. COMPLIANCE WITH PROSPECTUS, OFFERING CIRCULAR AND LOCAL LAW. BBH&Co. shall conduct its activities in compliance with the procedures described in the Fund's Prospectus or Offering Circular and in accordance with applicable local law.

12. LIMITATIONS OF PERFORMANCE. BBH&Co. and the Company shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of the following causes:

          12.1 Force Majeure. Force Majeure shall mean any circumstance or event which is beyond the reasonable control of BBH&Co. or the Company and which adversely affects the performance by BBH&Co. or the Company of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium,
               (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Risk, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Risk, (h) any other cause similarly beyond the reasonable control of BBH&Co. or the Company; and

          12.2 Sovereign Risk. Sovereign Risk shall mean, in respect of any jurisdiction where Fund Shares are acquired or held hereunder,
               (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any property by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting Shares,
               (f) any change in the applicable law, or (g) any other economic or political risk incurred or experienced.

13. NO AGENCY. BBH&Co. acts as an independent contractor with respect to the services provided under this Agreement. The terms and conditions of this Agreement do not create an agency or partnership relationship between BBH&Co. and the Company, Banc One or a Fund. The Company acknowledges that BBH&Co. may enter into similar agreements with others without the consent of the Company. BBH&Co. agrees that it will not make or purport to make any representation not contained in approved marketing or sales material or a Funds' Prospectus or Offering Circular provided by the Company. Unless otherwise agreed in writing, offers of Shares will be made only through a Fund's Prospectus or Offering Circular, and their periodic reports.

14. NO OFFSHORE TRANSACTIONS. BBH&Co. will not knowingly accept and act upon any Instruction to purchase Shares from a Customer located outside of the United States of America, or for the account of any non-U.S. person.

15. APPOINTMENT OF AGENTS. BBH&Co. may appoint and utilize the services of its subsidiaries (Agents) in furtherance of its duties under this Agreement. The appointment and use by BBH&Co. of Agents shall not relieve BBH&Co. of its duties under this Agreement.

16. KNOW YOUR CUSTOMER AND ANTI MONEY LAUNDERING. As a commercial bank established under the laws of the State of New York, BBH&Co. has adopted a "Know Your Customer" policy in accordance with the guidelines contained in the Federal Reserve's Bank Secrecy Act Manual Section 601.0 - "Know Your Customer" 1997. Accordingly, BBH&Co. confirms that in respect of any Orders placed with the Company, evidence of the identity of our Customers has been obtained and recorded under our procedures. BBH&Co. will also comply with all other applicable laws and regulations of the United States of America aimed at preventing, detecting and reporting money laundering and suspicious transactions and will take all reasonably necessary steps consistent with such applicable laws and regulations. BBH&Co. will (but only to the extent consistent with applicable law) provide to the Company any requested information about a Customer or Customers and the Accounts in the event that the Company shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority; provided, however, that, if legally permitted, the Company shall first have given notice to BBH&Co. and allow BBH&Co. to make a reasonable effort to obtain a protective order or other confidential treatment of the information.

17. REPRESENTATIONS AND WARRANTIES. Each party severally represents and warrants to the other parties, and severally agrees with the other parties, that:

          17.1 Such party is, and will conduct its activities under this Agreement in material conformity with all federal and state laws or regulations to which it is subject;

          17.2 Such party has the requisite authority to enter into this Agreement and perform the services and obligations contemplated to be performed by it hereunder;

          17.3 The execution and delivery of this Agreement by such party and the performance by such party of the services and obligations contemplated to be performed by it hereunder have been duly authorized by all necessary action on the part of such party;

          17.4 This Agreement has been duly executed and delivered by or on behalf of such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and

          17.5 Such party will provide to each other party such information or documentation as such other party may reasonably request to perform the services and obligations contemplated to be performed by such other party under this Agreement.

18. CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to information in connection to the compensation payable by the Company to BBH&Co. under this Agreement, any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of BBH&Co., any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

19. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, BBH&Co. will not use, nor allow its employees or agents to use, the name (or any trademark, trade name, service mark or logo) of a Fund or the Company or any affiliated entity for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of the Company. Except as otherwise expressly provided for in this Agreement, the Company and Banc One will not use or permit the Fund or its employees or agents to use, the name (or any trademark, trade name, service mark or logo) of BBH&Co. or any affiliate for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of BBH&Co.

20. NOTICES. Notices and other writings contemplated by this Agreement, other than Orders, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

     If to the Company:
           One Group Dealer Services, Inc.
           1111 Polaris Parkway
           Columbus, Ohio 43271-1235
           Attn: Robert L. Young
           Telephone: (614) 213-0916
           Facsimile  (614) 213-1859

     If to Banc One:
          Banc One Investment Advisors Corporation

          1111 Polaris Parkway
          Columbus, Ohio 43271-1235
          Attn: Mark A. Beeson
          Telephone:(614) 213-6678
          Facsimile:(614) 213-1859

     If to BBH&Co:
          Brown Brothers Harriman & Co.
          40 Water Street
          Boston, MA 02109-3661
          Attn: Michael F. Hogan

     With a copy to:
          Brown Brothers Harriman & Co.
          59 Wall Street
          Boston, MA 10005
          Att: Robert C. Push

or such other address as the Company or BBH&Co. may have designated in writing to the other.

21. DEFINITIONS. The following defined terms will have the respective meanings set forth below.

          21.1 Agents shall have the meaning set forth in Section 12 of this Agreement.

          21.2 Authorized Person or Authorized Persons shall mean each person identified on Appendix B of this Agreement, as such Appendix may be amended from time to time by written notice from BBH&Co. to the Company.

          21.3 Banc One shall have the meaning set forth in the preamble to this Agreement.

          21.4 BBH&Co. shall have the meaning set forth in the preamble to this Agreement.

          21.5 Business Day shall mean the period of time during which BBH&Co. and the Fund or Funds are each open for business on a calendar day. Neither party shall be excused from performing any of its obligations hereunder which can be performed without regard to whether the other party hereto is open for business.

          21.6 Company shall have the meaning set forth in the preamble to this Agreement.

          21.7 Customer shall have the meaning set forth in the second recital clause of this Agreement

          21.8 Fund or Funds shall have the meaning set forth in the first recital clause of this Agreement.

          21.9 Instruction(s) shall mean an unsolicited authorization and instruction made by an authorized person or persons in accordance with the terms and conditions of a Custodian Agreement between the Custodian and a Customer.

          21.10 Order or Orders shall have the meaning set forth in Section 3 of this Agreement.

          21.11 Safekeeping Account shall mean an account established on the books of BBH&Co. for purposes of segregating the interests of the Customer (or clients of the Customer) from the assets of BBH&Co.

          21.12 Share or Shares shall have the meaning set forth in Section 2 of this Agreement.

          21.13 Share Account or Share Accounts shall have the meaning set forth in Section 3 of this Agreement.

          21.14 Transfer Agent shall have the meaning set forth in Section 3 of this Agreement.

22. COMPENSATION. Banc One agrees to pay to BBH&Co. a fee in an amount set forth in the fee schedule attached to this Agreement as Appendix D executed concurrently with this Agreement or as amended from time to time thereafter.

23. TERMINATION. This Agreement may be terminated by any party by written notice effective no sooner than ninety (90) days following the date that notice to such effect shall be delivered to other party at its address set forth hereof in
Section 20 of this Agreement. Notwithstanding the foregoing provision, either party hereto may terminate this Agreement at any time by notice to the other effective immediately if:

          23.1 The other party hereto shall fail in any material respect to perform its obligations under this Agreement; or

          23.2 The other party hereto shall be adjudged bankrupt or insolvent, or there shall be commenced against the other party hereto a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect; or

          23.3 Any change in any applicable law, rule or regulation or in the interpretation or administration thereof that may reasonably be expected to have a material adverse effect on the other party hereto with respect to any of its obligations under this Agreement.

The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto prior to termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the termination of this Agreement, Banc One agrees to continue its obligation to pay the BBH&Co. shareholder servicing fees in respect of Customers who beneficially own Shares of Funds held in custody by the BBH&Co. as of the date of termination.

24. HEADINGS; COUNTERPARTS. Paragraph headings included herein are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Company and BBH&Co.

25. ENTIRE AGREEMENT; SEVERABILITY; BINDING EFFECT. This Agreement is the entire Agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted. This Agreement shall bind the successors and any permitted assigns of the parties hereto.

26. WAIVER AND AMENDMENT. No provision of this Agreement may be waived, amended or modified, and no addendum to this Agreement shall be or become effective, or be waived, amended or modified, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment or modification is sought.

27. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF

MANHATTAN. THE PARTIES EXPRESSLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

ONE GROUP DEALER SERVICES, INC.             BROWN BROTHERS HARRIMAN & Co.


By: /s/ Robert L. Young                     By:  /s/ Timothy J. Conney
    --------------------------------            --------------------------------
Name: Robert L. Young                       Name: Timothy J. Conney
Title: Treasurer                            Title: Partner 8/12/02

Banc One Investment Advisors Corporation

By: /s/ Mark A. Beeson
   ---------------------------------
Name: Mark A. Beeson
Title: Senior Managing Director

APPENDIX A
                                  LIST OF FUNDS

One Group Institutional Prime Money Market - Class I

                                   APPENDIX B

                               AUTHORIZED PERSONS

                                   APPENDIX C

            NETTING OF PURCHASES, TRANSFERS AND REDEMPTIONS OF SHARES

With respect to Orders received by the Company, the Company and the Transfer Agent shall determine the net number of Shares to be issued or transferred to, or redeemed or transferred from, each Share Account and a net number of Shares to be issued or transferred to, or redeemed or transferred from, each Share Account on such day. The Company and/or the Fund shall also determine the net purchase price due to or from the Fund in respect of net purchases or redemptions in each Share Account resulting from such Orders. Share balances in each of the Share Accounts shall be adjusted by the Company and the Fund, and any net dollar payments due between the Fund and BBH&Co. shall (to the extent practical) be completed and paid to BBH&Co. within two and one/half (2 1/2) hours after the Company's receipt of an Order. Notwithstanding the foregoing provision, the Company agrees at the request of BBH&Co. and on an exception basis only, to net dollar payments due between the Fund and BBH&Co. more frequently than as provided herein. Payments due to BBH&Co. shall be made in immediately available funds to one or more bank accounts of BBH&Co. identified from time to time in writing by BBH&Co.

                                                             Appendix D # 1 of 1

                                   APPENDIX D

                                  FEE SCHEDULE

Pursuant to the Shareholder Servicing Agreement dated as of June 12, 2002 (the Agreement), among Brown Brothers Harriman & Co. (BBH&Co.), One Group Dealer Services, Inc. (the Company), and Banc One Investment Advisors Corporation (Banc
One) the Company, Banc One and BBH&Co. have agreed to the following terms:

Fund: One Group Institutional Prime Market
Class: I

1. For the services provided by BBH&Co. hereunder, Banc One will compensate BBH&Co. a fee set forth below, with respect to the above-captioned Fund, calculated daily and paid monthly in arrears, at an annual rate based on the average daily net asset value of the total number of Shares held in Share Accounts of the Fund and/or the Transfer Agent in the name of BBH&Co.

2. Such compensation will be calculated by (i) determining the Net Daily Amount on Deposit (defined below) in the Fund for each day during such month, (ii) determining the average amount of the Net Daily Amounts on Deposit in the Fund during such month, (iii) multiplying such average amount by (a) .05% (5 basis points) for Share Accounts, (iv) multiplying the resulting amount by the number of days in such month, and (v) multiplying the resulting amount by a fraction, the numerator of which is the number one and the denominator of which is 365(366).

3. Within ten (10) days following each month end, Banc One shall pay to BBH&Co. such fee. Such payment shall be by wire transfer or other form acceptable to BBH&Co. and shall be separate from payments related to redemption proceeds and distributions.

4. The "Net Daily Amount on Deposit" in a Fund will equal the aggregate dollar amount in the Fund on such day for credit to the Share Accounts less the aggregate amount redeemed from the Fund on such day for the Share Accounts (to the extent the amount redeemed was originally deposited for BBH&Co. margin purposes).

Terms not otherwise defined in this Appendix D shall have the meanings provided in the Agreement.